EXHIBIT 99.1

GENESIS ENERGY, L.P.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

TABLE OF CONTENTS

Page
INTRODUCTION TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS	2
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2017	3
Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations	4-6

GENESIS ENERGY, L.P.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

Introduction

The following Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2017 gives effect to the acquisition (the “Acquisition”) by Genesis Energy, L.P. (“Genesis”) of the Alkali Business (the “Alkali Business”) of Tronox Limited (“Tronox”) for $1.325 billion and the related assumptions and adjustments described in the notes thereto. This statement will be referred to as the Unaudited Pro Forma Statement.

For purposes of preparing this data, the $1.325 billion of financing obtained by Genesis in connection with the Acquisition is based on net proceeds of $726.1 million as relating to a private placement of $750 million of our Series A convertible preferred units, gross proceeds of new indebtedness of approximately $550 million from the issuance of new senior unsecured notes and additional borrowings of $48.9 million under our senior secured credit facility. Such amounts do not include additional borrowings under our senior secured credit facility to finance estimated transaction costs to be incurred as a result of the Acquisition. See further discussion of such items in the accompanying footnotes.

As of the date of this Unaudited Pro Forma Statement, Genesis has not finalized detailed valuation studies to determine the required estimates of the fair value of the Alkali Business assets acquired and the liabilities assumed. Accordingly, the pro forma adjustments for the Acquisition are preliminary and subject to further adjustments as additional information becomes available and the various analyses and other valuations are performed. Such adjustments may have a significant effect on total assets, total liabilities, total equity, operating expenses and depreciation and amortization expenses. The preliminary pro forma adjustments have been made solely for the purposes of providing the Unaudited Pro Forma Statement.

The Unaudited Pro Forma Statement is based upon the audited consolidated financial statements of Genesis for the year ended December 31, 2017 as included in Genesis’ Form 10-K for the fiscal year then ended. The Unaudited Pro Forma Statement has been compiled in a manner consistent with the accounting policies adopted by Genesis.

The Unaudited Pro Forma Statement of Genesis should be read in conjunction with the audited consolidated financial statements and notes thereto included in Genesis’ Annual Report on Form 10-K for the year ended December 31, 2016.

The Unaudited Pro Forma Statement was prepared assuming that the acquisition by Genesis of the Alkali Business was consummated as of January 1, 2017. The Unaudited Pro Forma Statement has been prepared based upon assumptions deemed appropriate by Genesis and may not be indicative of actual results.

The historical consolidated financial information has been adjusted in the Unaudited Pro Forma Statement to give effect to pro forma events that are:

•	directly attributable to the Acquisition;

•	factually supportable; and

•	expected to have a continuing impact on the combined results of Genesis and Alkali Business.

The Unaudited Pro Forma Statement does not reflect any cost savings (or associated costs to achieve such savings) from operating efficiencies or restructuring that could result from the Acquisition.

Assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes, which should be read in connection with the Unaudited Pro Forma Statement.

GENESIS ENERGY, L.P.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2017

(in millions, except per common unit amounts)

	Historical Genesis	Alkali Business	Pro Forma Adjustments			Pro Forma Genesis
REVENUES	$2,028.4	$521.1				$2,549.5

COSTS AND EXPENSES:
Cost of sales and operating expenses	1,529.2	406.4	$7.9	(A	)	1,943.5
General and administrative expenses	66.4	30.0	(7.9)	(A	)	76.5
			(12.0)	(B	)
Depreciation, amortization and depletion expense	252.5	42.6	(7.2)	(C	)	287.9
Gain on sale of assets	(40.3)	—	—			(40.3)

Total costs and expenses	1,807.8	479.0	(19.2)			2,267.6

OPERATING INCOME	220.6	42.1	19.2			281.9
Equity in earnings of equity investees	51.0	—	—			51.0
Interest expense	(176.8)	—	(24.8)	(D	)	(201.6)
Other income (expense), net	(16.7)	—	—			(16.7)

Income before income taxes	78.1	42.1	(5.6)			114.6
Income tax expense	3.9	(17.7)	17.7	(E	)	3.9

NET INCOME	82.0	24.4	12.1			118.5
Net loss attributable to noncontrolling interest	0.6	—				0.6

NET INCOME ATTRIBUTABLE TO GENESIS	$82.6	$24.4	$12.1			$119.1

Less: Accumulated distributions attributable to Class A Convertible Preferred Units	(22.0)		(43.6)	(F	)	(65.6)

NET INCOME AVAILABLE TO COMMON UNITHOLDERS	$60.6					$53.5

BASIC AND DILUTED NET INCOME PER COMMON UNIT	$0.50		$(0.06)	(G	)	$0.44

WEIGHTED AVERAGE OUTSTANDING COMMON UNITS:
Basic and diluted	121.5					121.5

The accompanying notes are an integral part of this unaudited pro forma condensed consolidated statement of operations.

GENESIS ENERGY, L.P.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED STATEMENT OF OPERATIONS

(in millions, except where otherwise indicated, or amounts per unit)

1.    Basis of Pro Forma Presentation

The Unaudited Pro Forma Statement was prepared using the acquisition method of accounting and was based on the historical consolidated financial statements of Genesis Energy, L.P. (“Genesis) and the Alkali Business of Tronox Limited (“Alkali Business”) after giving effect to Genesis’ acquisition of the Alkali Business and related financing arrangements.

The allocation of the purchase price used in the Unaudited Pro Forma Statement is based on preliminary estimates of the fair value of assets acquired and liabilities assumed. Genesis expects the purchase price allocation to be completed upon the finalization of the related valuations and analyses. The final valuations may be materially different from the preliminary valuations. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analyses and valuations are performed. The final allocation of the purchase price will be determined after completion of a final analysis to determine the fair values of the tangible assets, identifiable intangible assets, and liabilities as of the date the acquisition is complete, as well as the working capital as of the date of the acquisition. Accordingly, the final purchase accounting adjustments may be materially different from the pro forma adjustments presented in the Unaudited Pro Forma Statement. Increases or decreases in the fair value of the net assets may change the amount of the purchase price allocated to various assets and liabilities. This may impact the unaudited pro forma condensed consolidated statement of operations due to an increase or decrease in the amount of amortization or depreciation of the adjusted assets.

The acquisition method of accounting is based on Accounting Standards Codification, ASC, Topic 805, “Business Combinations,” and uses the fair value concepts defined in ASC Subtopic 820-10, “Fair Value Measurement.” ASC Topic 805 requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the Acquisition date.

ASC Subtopic 820-10 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC Subtopic 820-10 as ‘‘the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, Genesis may be required to record assets that are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Genesis’ intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under the acquisition method of accounting, the assets acquired and liabilities assumed were recorded as of the completion of the acquisition, at their respective estimated fair values and consolidated with those of Genesis. Periods prior to completion of the acquisition will not be retroactively restated to reflect the historical financial position or results of operations of the Alkali Business.

Under ASC Subtopic 805-10, transaction costs (e.g., advisory, legal, other professional fees) and certain restructuring charges impacting the target company are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total transaction costs incurred by Genesis were $12.0 million.

The Unaudited Pro Forma Statement is not intended to represent or be indicative of the consolidated results of operations of Genesis that would have been reported had the Acquisition been completed as of January 1, 2017, and should not be taken as representative of the future consolidated results of operations of Genesis. The Unaudited Pro Forma Statement should be read in conjunction with Genesis financial statements for the year ended December 31, 2017, which are included in its Annual Report on Form 10-K for the year ended December 31, 2017.

2.	Description of the Transaction

On August 3, 2017, we entered into a stock purchase agreement with a subsidiary of Tronox Limited pursuant to which anticipated acquiring for approximately $1.325 billion in cash all of Tronox’s trona and trona-based exploring, mining, processing, producing, marketing and selling business through the acquisition of 100% of the equity interests in Alkali Business Corporation, another subsidiary of Tronox, on the terms and subject to the conditions set forth in the stock purchase agreement. We refer to that business as the “Alkali Business” and the acquisition of the Alkali Business as the “Alkali Business Acquisition”. The Alkali Business acquisition closed in September 2017.

3.	Financing of the Transaction

This Unaudited Pro Forma Statement reflects Genesis’ acquisition of Alkali Business through a combination of the cash proceeds from the issuance of approximately $550 million of senior unsecured notes and net cash proceeds of approximately $726.1 million as relating to the issuance of our $750 million Series A Convertible Preferred Units (22,249,494 preferred units at an assumed offering price of $33.71 per preferred unit based on 110% of the volume weighted average of the last fifteen days closing price as of August 2, 2017 as per the preferred unit issuance agreement) of Genesis Energy, L.P. and $48.9 million from total additional borrowings under our senior secured credit facility. As relating to financing the $1.325 billion preliminary purchase price, these financing assumptions include the purchase of estimated net working capital reflected in the financial statements of the Alkali Business at closing. These amounts also include additional borrowings under our senior secured credit facility to finance a portion of our transaction related costs incurred. All associated fees related to the acquisition of the Alkali Business and the effects of the issuance of long term debt and equity have been reflected in the pro forma financial statement. A summary of assumed financing related items resulting from the Acquisition is shown below:

Financing Item	Amount (in millions)
Net Proceeds from Issuance of Series A Convertible Preferred Units	$726.1
Gross Proceeds from Issuance of Senior Unsecured Notes	550.0
Additional Borrowings Under Senior Secured Credit Facility to Finance Base Purchase Price, inclusive of Working Capital	48.9
Additional Borrowings Under Senior Secured Credit Facility to Finance Note Issuance and Credit Facility Related Costs	9.8
Additional Borrowings Under Senior Secured Credit Facility to Finance Other Transaction and Financing Related Costs	12.0

Total Proceeds	$1,346.8

4.	Estimate of Assets Acquired and Liabilities Assumed

The fair values of assets acquired and liabilities assumed as of the closing of the Acquisition were allocated to each of Alkali Business’s assets and liabilities based on estimated preliminary fair values. Those preliminary fair values were developed by management with the assistance of a third-party valuation firm and are subject to change pending a final determination of any other purchase price adjustments. We expect to finalize the purchase price allocation for this transaction during the first half of 2018.

The preliminary estimates of fair values of assets acquired and liabilities assumed (in millions) are as follows:

Amount Allocated
(in millions)
Accounts receivable	$138.3
Inventories	34.9
Other current assets	13.3
Fixed assets	663.2
Mineral interests	566.0
Other assets	4.4
Accounts Payable	(44.5)
Accrued Liabilities and other current liabilties	(36.9)
Other Long-term Liabilities	(13.7)

Net Purchase Price	$1,325.0

Fixed assets identified in connection with our valuation and preliminary purchase price allocation includes the related facilities, machinery and equipment associated with our Alkali Business, principally at our Green River, Wyoming operations. These assets will be depreciated under the straight line method and have useful lives ranging from 2 to 30 years. Mineral leaseholds include the trona reserves at our Green River, Wyoming facility and are depleted over their useful lives as determined by the units of production method. Other long-term liabilities contains various items including assumed employee benefit plan obligations. Other items principally consist of working capital items of our Alkali Business as acquired on September 1, 2017.

6.	Adjustments to Unaudited Pro Forma Statement of Operations

(A) Reflects the reclassification of selling expenses relating to the Alkali Business to provide for consistency with Genesis’s historical presentation.

(B) Reflects the exclusion of transaction costs incurred in connection with the Acquisition of the Alkali Business.

(C) Reflects change in depreciation, as well as the addition of depletion expense, resulting from the change in fair value and lives of tangible assets and mineral interests acquired from Alkali Business resulting from the preliminary purchase price allocation.

(D) Reflects increase in interest expense resulting from the issuance of $550 million in senior unsecured notes and incremental borrowings of $70.7 million under our senior secured credit facility resulting from the financing of this Acquisition and associated costs. Interest expense on the notes is calculated at an assumed annual interest rate of 6.5%. Interest expense on the incremental borrowing under our senior secured credit facility is calculated at an assumed annual interest rate of 3.0% (an approximation of Genesis’ historic rate on LIBOR borrowing under its credit facility). This adjustment also reflects additional amortization of debt issuance costs related to the new senior unsecured note issuance. A 0.125% increase or decrease to the assumed interest rate on the borrowings would increase or decrease pro forma interest expense by approximately $0.8 million on an annual basis.

(E) Reflects the reversal of income tax expense recorded by the Alkali business as a result of the tax treatment when included in Genesis’s taxable structure.

(F) Reflects the additional distributions that would have accumulated on the Class A Convertible Preferred Units (“Preferred Units”) had the Preferred Units been issued January 1, 2017. For purposes of estimating distributions, we assumed all distributions will be paid in cash.

(G) Reflects change in weighted average diluted common units from the issuance of Series A Convertible Preferred Units (22,249,494 preferred units at an assumed offering price of $33.71 per preferred unit based on 110% of the volume weighted average of the last fifteen days closing price as of August 2, 2017 as per the preferred unit issuance agreement) to finance a portion of the Alkali Business Acquisition. In addition, this reflects the change in basic and diluted net income attributable to common unitholders per common unit as a result of assumed distributions to preferred unitholders over the corresponding periods in determining income available to common unitholders.